EXHIBIT 99.1


SELFCARE COMPLETES $7.4 MILLION PRIVATE EQUITY FINANCING AND
ANNOUNCES RESTRUCTURING OF CONVERTIBLE NOTES AND SERIES B
PREFERRED STOCK

WALTHAM, Mass., - Jan. 13 /PRNewswire/ -- Selfcare, Inc. (AMEX:
SLF -news) today announced that it has completed a $7.4 million convertible preferred stock private equity financing to a group of investors, including certain of Selfcare's officers and directors. The financing was completed to provide additional working capital for the Company.

Approximately $1 million of the proceeds from this financing consisted of payments on notes and other obligations that would have been due by May 31, 1999 but which were, instead, exchanged for shares of the newly issued preferred stock. Approximately $1 million of the net proceeds from this financing was used to redeem a portion of the convertible notes originally issued in October 1997, and the remainder will be used for the Company's working capital needs. The 74,045 newly issued shares of preferred stock, which do not have registration rights, will accrue dividends at the rate of 7% per annum. Subject to applicable legal requirements and the rules of the American Stock Exchange, the preferred stock is convertible into common stock at any time after April 30, 1999, but mandatorily converts into common stock on the third anniversary of its issuance. Approximately $5.7 million of the preferred stock converts into common stock at a fixed conversion price of $1.8125 per share, $303 thousand is convertible at a fixed conversion price of $2.00 per share and approximately $1.4 million is convertible at a fixed conversion price of $3.028 per share. The differences in conversion prices were caused by the different dates on which the investors agreed to make their investments in the preferred stock.

The Company also announced that it has entered into an agreement with the holders of the convertible notes, which were originally issued in October 1997, to amend the original terms of the notes. Pursuant to the terms of the agreement, the Company has redeemed approximately $860 thousand of the convertible notes, including accrued interest thereon, at a 10% premium. In addition, the remaining balance of the convertible notes, which has been increased by a 15% premium to approximately $2.4 million, will mature in six months and is convertible into shares of common stock at a fixed conversion price of $2.00 per share, except in an event of default.

The Company has also entered into a letter of intent with the holders of the Series B Convertible Preferred Stock, which was originally issued in August 1997, to amend the terms of the preferred stock. The amendments, which are subject to the execution of definitive documents and to approval of the Company's shareholders at a shareholders meeting, will fix the conversion price of the Series B Convertible Preferred Stock at $2.00 per share for six months and will provide the holders of the preferred stock with a 15 % premium on the approximately $4.9 million of preferred stock which has not yet been converted.

The Company expects that the shareholders meeting to seek approval of the transactions described above, will be held in March, 1999. In the event shareholder approval is not obtained, the Company will be subject to certain penalties or additional costs, and may be required to redeem some or all of the convertible securities described above.

Ron Zwanziger, the Chief Executive Officer of Selfcare, stated "We have successfully completed a financing which provides essential working capital for the Company and which redeems a portion of the Company's convertible notes. In addition, we have restructured, or have agreed to restructure, our two existing convertible securities which have floating conversion prices into securities with a conversion price which is fixed in most cases at $2.00 per share for at least six months. We are pleased to have reached this resolution."

Selfcare, with principal facilities in Waltham, Massachusetts; Chazy, New York; Inverness, Scotland; Galway, Ireland; Munich, Germany and Tel Aviv, Israel, is engaged in the development, manufacture and marketing of health maintenance and home self-test diagnostic products for the diabetes and women's health markets, as well as the marketing of a line of nutritional supplement products.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and
uncertainty.   Actual results and timing of certain events could
differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, the execution of definitive documents evidencing the amendment of the Series B Convertible Preferred Stock, regulatory review of the various filings that may be required in connection with the above-described transactions, product demand, market acceptance, changing economic conditions, risks in product and technology development and other risks detailed from time to time in the filings of the Company with the Securities and Exchange Commission, including, without limitation, quarterly reports on Form l0-Q, current reports on Form 8-K, and the Company's annual report on Form l0-K for the year-ended December 31, 1997.